Exhibit 99.7

MACS AND ALOHA BUSINESSES

MACS

Mid-Atlantic Convenience Stores, LLC ("MACS") engages in the retail sale of motor fuel and the operation of convenience stores (a “Retail and Consignment Business”) and the wholesale distribution of motor fuel (a “Wholesale Fuel Distribution Business”) throughout Virginia, Maryland, Tennessee and Georgia.

For the year ended December 31, 2013 and the six-months ended June 30, 2014, MACS’s gross profit was approximately $106.4 million and $64.6 million, respectively, of which 23.6% and 24.8%, respectively, was derived from merchandise sales and 51.3% and 54.2%, respectively, was derived from motor fuel sales.

Retail and Consignment Business

MACS operates its Retail and Consignment Business through a network of company-operated convenience stores (the “Company-Operated Sites”) and other independently operated consignment locations (the “Consignment Sites”). MACS’s Retail and Consignment Business consists of 111 Company-Operated Sites, 62 of which are owned in fee simple, and 18 Consignment Sites. At the Company-Operated Sites, MACS operates convenience stores under the TigerMarket™, Circle K™ and other brands and sells Exxon, Mobil, Sunoco and Shell branded motor fuel. At the Consignment Sites, MACS sells Exxon and Sunoco branded motor fuel through independent operators.

For the year ended December 31, 2013 and the six months ended June 30, 2014, MACS sold 124.7 million and 76.8 million gallons of motor fuel, respectively, for its Retail and Consignment Business.

Wholesale Fuel Distribution Business

MACS operates a Wholesale Fuel Distribution Business by supplying Company-Operated Sites, Consignment Sites and convenience stores and retail fuel outlets operated by independent operators (the “Dealer Sites”). MACS sells to 182 Dealer Sites and owns a fee interest in 67 of those sites. MACS, through its Wholesale Fuel Distribution Business, is one of the largest distributors of Exxon, Mobil and Sunoco branded fuels in the Mid-Atlantic region. MACS purchases Exxon, Mobil, Sunoco and Shell branded motor fuel to distribute to its wholesale distribution customers.

For the fiscal year ended December 31, 2013, ExxonMobil accounted for approximately 93% of MACS’s motor fuel purchases. MACS has fuel supply agreements with ExxonMobil to purchase monthly quantities of branded ExxonMobil fuel at market prices. Under such agreements, MACS is required to pay liquidated damages to ExxonMobil if any of the MACS ExxonMobil sites are de-branded prior to 2025.

MACS has a motor fuel agreement with Sunoco to purchase quarterly quantities of Sunoco-branded motor fuel at market prices. Sunoco may also make available its branded motor oils, automotive lubricants and other products for resale by MACS to MACS’s wholesale distribution customers.

MACS leases 111 of its 182 Dealer Sites to third-party dealers under operating leases, which generally have three-year terms, although in certain instances the initial terms may be up to 20 years and contain one or more renewal options. Future minimum lease payments expected to be received under these operating leases for 2014, calculated as of December 31, 2013, were $14.8 million.

For the fiscal year ended December 31, 2013 and the six months ended June 30, 2014, MACS sold 312.2 million and 137.8 million gallons of branded motor fuel to unaffiliated third parties, respectively.

Aloha

With a leading presence across the four main Hawaiian islands, Aloha Petroleum, Ltd. ("Aloha") operates (i) a Retail and Consignment Business, (ii) a Wholesale Fuel Distribution Business and (iii) fuel storage terminals. For the year ended December 31, 2013 and the six-months ended June 30, 2014, Aloha’s gross profit was approximately $97.1 million and $45.1 million, respectively, of which 13.2% and 13.9%, respectively, was derived from merchandise sales, 69.1% and 66.7%, respectively, was derived from motor fuel sales, and 17.7% and 19.4%, respectively, was derived from operations at the fuel storage terminals and rental income.

Retail and Consignment Business

Aloha’s Retail and Consignment Business consists of 44 Company-Operated Sites operating primarily under the Aloha Island Mart brand, of which it owns four in fee simple, and 16 Consignment Sites, at which its sells motor fuel through independent operators. Aloha sells Shell, Mahalo and Aloha branded motor fuel at these locations. For the year ended December 31, 2013 and the six months ended June 30, 2014, Aloha’s Retail and Consignment Business sold 66.3 million and 29.7 million gallons of fuel, respectively.

Wholesale Fuel Distribution Business

Aloha sells and delivers fuel to 41 Dealer Sites, of which 6 are owned in fee simple, along with other third-party wholesale commercial customers. Of the 41 Dealer Sites, 30 are Shell franchises pursuant to a 20-year master franchise agreement, eight are Aloha-branded and three are unbranded locations. For the year ended December 31, 2013 and the six months ended June 30, 2014, Aloha’s Wholesale Distribution Business sold 117.6 million and 57.0 million gallons of fuel to unaffiliated third parties, respectively.

Aloha conducts a Wholesale Distribution Business through a fleet of 27 tanker trucks and trailers, with an approximate capacity of 4,000 gallons each.

Aloha is party to fuel supply agreements with local Hawaiian petroleum suppliers to purchase regular unleaded gasoline, premium unleaded gasoline and ultra-low sulfur diesel. The costs of these products are based on predefined formulas based on selected national and international market indices. In addition, Aloha has fuel exchange agreements with its suppliers.

Fuel Storage Terminals

Aloha operates six fuel storage terminals located across four Hawaiian islands. Of the six fuel storage terminals, Aloha owns three in fee simple and leases three subject to ground leases. Each fuel storage terminal is capable of taking fuel deliveries via pipelines from a nearby port or harbor, and two of the terminals are connected to refineries from which they receive fuel for resale to wholesale customers and other industry participants.

The fuel storage terminals have a combined storage capacity of 918,000 barrels, or approximately 38.4 million gallons. During 2013, the average daily throughput for the six terminals was approximately 22,300 barrels, and the terminals operated at approximately 48% capacity. Aloha has terminalling agreements to provide certain services at its terminals in connection with the receipt, storage and delivery of regular and premium gasoline, on-road diesel fuel, ethanol and jet fuel.